Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

CAPITAL GOLD ANNOUNCES A MAJOR INCREASE IN
GOLD RESERVES AT THE EL CHANATE MINE, SONORA, MEXICO

Proven and Probable Reserves are Now 832,000 Ounces of Gold, Up 70%

NEW YORK, September 4, 2007—Capital Gold Corporation (TSX:CGC; OTC/BB:CGLD) is pleased to announce a major increase in the proven and probable gold reserves at its El Chanate Gold Mine in northwestern Sonora, Mexico.

In announcing the results of the 8,300 meter reverse circulation drilling campaign that was initiated in February, Capital Gold Chairman Gifford Dieterle said “We are absolutely thrilled with the new numbers. The El Chanate gold reserve is now 832,000 ounces, an increase of 70 percent from the previously stated reserve of 489,000 ounces. Similarly, the recoverable gold ounces have increased by 67 percent from 332,000 to 556,000 ounces.” The following table provides the details:

Mineral Reserve Class	Ore (tonnes)	Grade (g/t)	Contained Gold (oz.)

Proven Mineral Reserve	26,693,000	0.68	581,000

Probable Mineral Reserve	12,768,000	0.61	251,000

Proven and Probable Mineral Reserve	39,461,000	0.66	832,000

“We are now a different company” Dieterle added. “This reserve increase will enable us to extend the life of the El Chanate mine from seven to eleven years under the revised mine plan. This will accelerate our ability to grow the company.” Additionally, the company believes that the deposit is still open to the east and at depth.

The proven and probable reserve tonnage has increased by 97 percent from 19.9 million to 39.5 million metric tonnes with a gold grade of 0.66 grams per tonne. The open pit stripping ratio is 0.6:1 (0.6 tonnes of waste to one tonne of ore). The mineral reserve is based on an updated resource block model and an updated mine plan and mine production schedule developed by Independent Mining Consultants, Inc. (IMC) of Tucson, AZ. The updated pit design for the revised plan is based on a plant recovery of gold that varies by rock types, but is expected to average 66.8%. A gold price of US$550 (SEC three year average as of July 31, 2007) per ounce was used to re-estimate the reserves compared with a gold price of $450 per ounce used in the previous reserve estimate. The stated proven and probable mineral reserves have been prepared in accordance with Canada’s National Instrument 43-101 Standards of Disclosure for Mineral Projects and are equivalent to proven and probable reserves as defined by the United States Securities and Exchange Commission (SEC) Industry Guide 7. The qualified person, as defined by National Instrument 43-101, for this mineral reserve/mineral resource update is Michael G. Hester, FAusIMM of IMC

The total amount of mineralized material contained at El Chanate, net of the proven and probable mineral reserves, is now approximately 40.1 million tonnes, grading 0.66 grams/tonne. This estimate was prepared by IMC in accordance with SEC Industry Guide 7 based on a gold price of $650 per ounce and a 0.3 g/t gold cutoff grade and assumes open-pit mining and heap leaching of the ore.

Gold production at El Chanate is currently near the feasibility study rate of 4,000 ounces per month. John Brownlie, COO said “I am very proud of my team at El Chanate. To achieve the feasibility study production rates after only a month in operation, is a testament to their skill and dedication to the project. We will slowly start to ramp up daily processing rates from 7,500 tonnes per day (tpd) to 10,000 tpd. This should boost our gold production toward 5,000 ounces per month and 60,000 ounces per year”. Brownlie adds:”With this reserve increase, we will now be analyzing what steps we need to undertake to effectively increase production rates and improve gold recoveries by conducting further metallurgical test work at our laboratory facilities at the mine”. He also added that “Initially, the increased plant throughput would not require any capital expenditures since an additional ore crushing and stacking capacity had been factored into the original design”.

About Capital Gold
Capital Gold Corporation (CGLD:CGC) is a gold production and exploration company. Through its Mexican subsidiaries and affiliates, it owns 100% of the El Chanate gold property in Sonora, Mexico. Further information about Capital Gold and the El Chanate Gold Mine is available on the Company’s website, www.capitalgoldcorp.com.

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Statements in this press release, other than statements of historical information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested due to certain risks and uncertainties, some of which are described below. Such forward-looking statements include comments regarding the establishment and estimates of mineral reserves and non-reserve mineralized material, future increases in mineral reserves, the recovery of any mineral reserves, grade, processing rates and capacity, estimated future gold production, potential mine life and future growth of the company. Factors that could cause actual results to differ materially include timing of and unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined, crushed or milled; delay or failure to receive board or government approvals; the availability of adequate water supplies; mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management.

Any forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release. Additional information concerning certain risks and uncertainties that could cause actual, results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the past 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

Contact:
Jeff Pritchard, VP-Investor Relations	Tel: (212) 344-2785
Capital Gold Corporation	Fax: (212) 344-4537
Email: pritchard@capitalgoldcorp.com

Media Inquiries
Victor Webb/Madlene Olson	Tel: (212) 684-6601
Marston Webb International	Fax: (212) 725-4709
Email: marwebint@cs.com